Former Blue Bird CEO to Retire from Board

Phil Horlock to Resign Following Successful CEO Transition

MACON, GEORGIA – December 29, 2025 – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and clean-emission school buses, today announced that Phil Horlock, former Chief Executive Officer and a member of the company’s Board of Directors, will be stepping down from the Board, effective immediately.

Phil served as President & CEO of Blue Bird for more than 12 years, leading the organization through a period of transformative growth, operational excellence, and long-term value creation. Following his tenure as CEO, Phil remained on the Board after the appointment of John Wyskiel as President and CEO nearly one year ago. Horlock continued to provide strategic insight and mentorship to the company’s leadership team, which has positioned the company for continued future success.

“On behalf of the entire Board and leadership team, I want to thank Phil for his extraordinary service to Blue Bird,” said Doug Grimm, Chairman of the Board. “His vision, discipline, and integrity as CEO helped shape the strong foundation we operate from today. As a director, his voice has been indispensable, and we are grateful for the legacy of excellence he leaves behind. We wish Phil all the best in his retirement.”

“It has been the privilege of a lifetime to serve Blue Bird, as CEO and as a director of this outstanding Board,” said Phil Horlock. “I leave with full confidence in the current leadership and the strategic direction of the company, and I look forward to watching Blue Bird continue to lead the industry into the future.”

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 25,000 propane, natural gas, and electric powered buses sold. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird’s complete product and service portfolio, visit www.blue-bird.com.

Contact

Mark Benfield
Blue Bird Corporation
(478) 822-2315
Mark.Benfield@blue-bird.com